Exhibit 99.1

Dana Announces Second-Quarter 2015 Results, Maintains Margin and Free Cash Flow Guidance

Highlights

•	Sales of $1.609 billion, compared with $1.710 billion during the second quarter of 2014

•	Organic growth of 4 percent compared to last year

•	Net income attributable to Dana of $59 million

•	Diluted adjusted earnings per share of $0.48

•	Adjusted EBITDA of $180 million, providing a margin of 11.2 percent, 30 basis points higher than prior quarter

•	Repurchased $63 million of common stock

•	James K. Kamsickas named President and Chief Executive Officer

•	Continued new business wins and product launches

•	Recognized with customer and regional awards

MAUMEE, Ohio, July 23, 2015 – Dana Holding Corporation (NYSE: DAN) today announced results for the second quarter of 2015.

Sales for the quarter were $1.609 billion, $101 million lower compared with the same period in 2014. Foreign currency translation and the divestiture of operations in Venezuela lowered sales by $156 million and $20 million, respectively. Organic growth of $75 million, or 4 percent, driven principally by higher light-vehicle end-market demand and new business gains tempered these impacts.

Net income for the quarter was $59 million, compared with $86 million recorded in the same period in 2014. Lower adjusted EBITDA of $25 million and higher restructuring expense of $8 million for cost-reduction actions taken in South America were the primary drivers of the change, with lower amortization and interest expense providing a partial offset. Diluted adjusted earnings per share (EPS) were $0.48, compared with $0.58 in the second quarter of 2014, reflecting reduced earnings, partially offset by a lower share count from the continued execution of the company’s share repurchase program.

Adjusted EBITDA for the quarter was $180 million, compared with $205 million for the same period in 2014, while adjusted EBITDA as a percent of sales was 11.2 percent, compared with 12 percent in the second quarter of 2014. The effects of foreign currency and the divestiture of operations in Venezuela earlier this year more than accounted for this comparison, lowering adjusted EBITDA by $24 million and $8 million, respectively. Organic sales growth provided increased earnings of $10 million, which partially offset these factors.

Free cash flow was $88 million in the quarter compared with $133 million in the same period last year, reflecting lower earnings and timing of working capital and interest payments.

“In the second quarter, Dana achieved a 4 percent increase in organic growth as a result of some markets improving and new business coming on line. We also continued to win new business to support our backlog through 2017 and beyond,” said President and Chief Executive Officer Roger Wood. “Though currency continued to be a challenge, especially in Europe and South America, and we faced further weakness in South American market demand, we continued our focus on cost discipline, improving our margin over the first quarter. We remain committed to the performance of the business as we execute our plan and focus on the successful launch of new customer programs through the remainder of the year.”

Share Repurchase Program

During the second quarter of 2015, Dana repurchased an additional $63 million in shares of common stock. Since the inception of Dana’s $1.4 billion share repurchase program, the company has repurchased or redeemed the equivalent of 57 million common shares, returning more than $1.215 billion to shareholders. At the end of the second quarter, $185 million of authorization remained under the program.

Business Unit Results for the Second Quarter

Light Vehicle Driveline Technologies

Sales were $641 million in the second quarter of 2015, compared with $636 million last year. Foreign currency and the divestiture of operations in Venezuela lowered sales by $24 million and $20 million, respectively. Offsetting these factors, stronger light-vehicle market demand and new business increased sales by $52 million in the quarter.

Segment EBITDA for the quarter was $66 million, or 10.3 percent of sales, compared with segment EBITDA of $76 million, or 11.9 percent of sales, in the second quarter of 2014. Foreign currency and divestiture-related effects lowered earnings, compared with last year, by $5 million and $8 million, respectively. The net impact of increased volume was $8 million, partially offset by the timing of cost recoveries and other items of $5 million. Compared with the first quarter of 2015, segment EBITDA, as a percent of sales, increased by 30 basis points.

Commercial Vehicle Driveline Technologies

Sales were $431 million in the second quarter of 2015, compared with $463 million last year, as strong market demand in North America was offset by significant weakness in South America, primarily in Brazil, where sales were lower by $26 million. Currency headwinds, principally from a weaker Brazilian real and euro, reduced sales by $45 million, which was partially offset by improved pricing and recoveries when compared with the same period last year.

Segment EBITDA for the second quarter of 2015 was $36 million, or 8.4 percent of sales, compared with last year’s segment EBITDA of $47 million, or 10.2 percent of sales. As with sales, weak demand in South America more than offset the benefits of a stronger North America market, and foreign currency effects reduced segment earnings by about $5 million. Premium costs related to supply-chain initiatives and volume-driven inefficiencies in Brazil more than offset the benefit from improved pricing and recoveries. Compared with the first quarter of 2015, segment EBITDA as a percent of sales increased by 30 basis points.

Off-Highway Driveline Technologies

Sales were $279 million in the second quarter of 2015, compared with $335 million last year. Foreign currency, principally a weaker euro, was the primary driver of the change, lowering sales by $55 million compared with last year. New business partially offset continued weakness in global end-market demand.

Segment EBITDA for the second quarter of 2015 was $41 million, or 14.7 percent of sales, compared with last year’s segment EBITDA of $46 million, or 13.7 percent of sales. The impact of unfavorable foreign currency in the current quarter was partially offset by continued material-cost savings and improved operational performance, which drove the 100-basis-point improvement in segment EBITDA margin compared with last year. Compared with the first quarter of 2015, segment EBITDA as a percent of sales increased by 100 basis points, as well.

Power Technologies

Sales were $258 million in the second quarter of 2015, compared with $276 million last year, reflecting $32 million in foreign currency effects from a weaker euro and Canadian dollar. This impact was partially offset by continued strength in North America and Europe engine production.

Segment EBITDA for the second quarter of 2015 was $39 million or 15.1 percent of sales, a margin improvement of 100 basis points when compared with last year. The impact of unfavorable foreign currency was offset by increased sales volume and lower warranty expense compared with last year. Compared with the first quarter of 2015, segment EBITDA as a percent of sales increased by 10 basis points.

Company Adjusts 2015 Guidance for South American Market Weakness; Maintains Margin and Free Cash Flow

During the second quarter of 2015, adjusted EBITDA margin improved 30 basis points from the first quarter, reflecting solid execution in varying demand environments globally. In particular, the demand environment in South America continued to deteriorate in the second quarter compared with the company’s previous expectations. This impacted all business segments, but most significantly Commercial Vehicle Driveline. The company now expects this demand trend will continue through the remainder of 2015, as the commercial truck market in South America is now expected to be 30 percent lower than prior guidance, and the company is taking further cost-reduction actions in Brazil to better align with the lower demand.

Due to the demand environment in South America, the company is lowering full-year sales and earnings targets. The company is maintaining its full-year margin expectations due to continued strong performance in most business segments and improving performance in its North American Commercial Vehicle Driveline segment, which will benefit from the completion the past quarter of its supply-chain initiatives:

•	Sales of $6.2 to 6.3 billion;

•	Adjusted EBITDA of $720 to $730 million;

•	Adjusted EBITDA as a percent of sales of approximately 11.7 percent;

•	Diluted adjusted EPS of approximately $2.00 to $2.10 (excluding the impact of share repurchases after June. 30, 2015);

•	Capital spending of $290 to $300 million; and

•	Free cash flow of $190 to $220 million.

James K. Kamsickas Named President and Chief Executive Officer

Last week, Dana announced that its board of directors has named James K. Kamsickas president and chief executive officer, effective Aug. 11, 2015. He will also serve as a director of Dana. Mr. Kamsickas, 48, has held the same position at global automotive supplier International Automotive Components (IAC) Group since 2012, after serving as CEO and president, North America and Asia, since 2007, when the company was established. He succeeds Roger J. Wood, who in January announced his plans to retire.

New Technologies are Meeting Marketplace Demands

The company announced last month that through its joint venture with Bosch Rexroth AG, the R2 hydromechanical variable transmission (HVT) will be featured on Kalmar’s new Gloria generation of reach stackers as part of the highly efficient Kalmar K-Motion drivetrain. Developed in association with engine manufacturer Volvo Penta, the Kalmar K-Motion drivetrain system can reduce fuel consumption by up to 40 percent, while lowering noise levels by up to six decibels. The HVT R2 features a modular design that can be adapted for a variety of off-highway applications, including front-end loaders, motor graders, industrial lift trucks, reachstackers, forestry skidders, and other select off-highway applications.

Dana Inaugurates 16th Global Technology Center in Cedar Park, Texas; Opens New Facility in Colombia

In June, Dana officially inaugurated its 16th global technology center near Austin, Texas. The 40,000 square-foot facility is devoted to the engineering and production of the company’s VariGlide® technology, a revolutionary new transmission design that incorporates continuously variable planetary (CVP) technology for use in light-vehicle and many off-highway transmissions.

VariGlide technology enables designers to reduce the complexity of transmissions while enabling the engine to operate at more efficient speeds – ultimately increasing fuel efficiency, reducing emissions, and improving overall vehicle performance.

Dana also opened a new plant in Bogota, Colombia, to build additional bus chassis for Mercedes Benz, as well as centralize the company’s presence in Bogota. Previously, Dana operated from two buildings in separate locations, but will now be together on one campus with three buildings. In addition to the production of bus chassis, Dana also assembles pick-up trucks for Chinese OEM Foton at the campus.

Customers Continue to Recognize Dana’s Quality, Performance

During the second quarter of 2015, Ford awarded Dana’s Columbia, Mo., facility with the Ford Motor Company Gold World Excellence Award, which recognizes suppliers that exceed the company’s expectations and distinguish themselves by achieving the highest levels of global excellence in quality, cost, performance, and delivery. The Columbia facility supplies drive axles for Ford Explorer and Lincoln MKS vehicles and was one of only 11 supplier sites to earn a Gold Award this year.

In addition, Daimler Trucks North America selected Dana as one of its elite suppliers and recipient of the Master of Quality Award for 2014. The annual program, now in its 27th year, recognizes suppliers that meet or exceed Daimler’s stringent quality standards by receiving high scores on their delivery, technology, and cost performance as measured on a balanced scorecard. These suppliers demonstrate an on-going commitment to improving the quality of their products and overall performance of their businesses.

Additionally, the company’s Power Technologies facility in Robinson, Ill., was honored with a quality award from Caterpillar, an important off-highway customer.

Dana to Host Conference Call at 9 a.m. Today

Dana will discuss its second quarter in a conference call at 9 a.m. EDT today. Participants may listen to the conference call via audio streaming online or telephone. Slide viewing is available via Dana’s investor website: www.dana.com/investors. United States and Canadian locations should dial 1-888-311-4590 and international locations should call 1-706-758-0054, and enter 74581669. Please ask for the “Dana Holding Corporate Financial Webcast and Conference Call.” Phone registration will be available starting at 9:30 a.m.

An audio recording of the webcast will be available after 5 p.m. today; dial 1-855-859-2056 (U.S. or Canada) or 1-404-537-3406 (international) and enter 74581669. A webcast replay will be available after 5 p.m. today, and may be accessed via Dana’s investor website.

Non-GAAP Financial Information

This release refers to adjusted EBITDA, a non-GAAP financial measure, which we have defined as earnings from continuing and discontinued operations before interest, taxes, depreciation, amortization, equity grant expense, restructuring expense, and other nonrecurring items (gain/loss on debt extinguishment, pension settlements or divestitures, impairment, etc.). Adjusted EBITDA is a primary driver of cash flows from operations and a measure of our ability to maintain and continue to invest in our operations and provide shareholder returns. Adjusted EBITDA should not be considered a substitute for income before income taxes, net income, or other results reported in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Diluted adjusted EPS is a non-GAAP financial measure, which we have defined as adjusted net income divided by adjusted diluted shares. We define adjusted net income as net income attributable to the parent company, excluding any nonrecurring income tax items, restructuring and impairment expense, amortization expense, and other nonrecurring items (as used in adjusted EBITDA), net of any associated income tax effects. We define adjusted diluted shares as diluted shares as determined in accordance with GAAP based on adjusted net income. This measure is considered useful for purposes of providing investors, analysts, and other interested parties with an indicator of ongoing financial performance that provides enhanced comparability to EPS reported by other companies. Diluted adjusted EPS is neither intended to represent nor be an alternative measure to diluted EPS reported under GAAP.

Free cash flow is a non-GAAP financial measure, which we have defined as net cash provided by (used in) operating activities, less purchases of property, plant, and equipment. We believe this measure is useful to investors in evaluating the operational cash flow of the company inclusive of the spending required to maintain the operations. Free cash flow is neither intended to represent nor be an alternative to the measure of net cash provided by (used in) operating activities reported under GAAP. Free cash flow may not be comparable to similarly titled measures reported by other companies.

The accompanying financial information provides reconciliations of adjusted EBITDA, diluted adjusted EPS, and free cash flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Please reference the “Non-GAAP financial information” accompanying our quarterly earnings conference call presentations on our website at www.dana.com/investors for our GAAP results and the reconciliations of these measures, where used, to the comparable GAAP measures.

Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties, and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations, and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Holding Corporation

Dana is a global leader in the supply of highly engineered driveline, sealing, and thermal-management technologies that improve the efficiency and performance of vehicles with both conventional and alternative-energy powertrains. Serving three primary markets – passenger vehicle, commercial truck, and off-highway equipment – Dana provides the world’s original-equipment manufacturers and the aftermarket with local product and service support through a network of nearly 100 engineering, manufacturing, and distribution facilities. Founded in 1904 and based in Maumee, Ohio, the company employs approximately 23,000 people in 25 countries on six continents. In 2014, Dana generated sales of $6.6 billion. For more information, please visit dana.com.

Investor Contact	Media Contact
Craig Barber: 419.887.5166	Jeff Cole: 419.887.3535

DANA HOLDING CORPORATION

Consolidated Statement of Operations (Unaudited)

For the Three Months Ended June 30, 2015 and 2014

(In millions except per share amounts)	Three Months Ended June 30,
	2015	2014
Net sales	$1,609	$1,710
Costs and expenses
Cost of sales	1,373	1,462
Selling, general and administrative expenses	101	108
Amortization of intangibles	4	10
Restructuring charges, net	11	3
Other income, net	4	21

Income from continuing operations before interest expense and income taxes	124	148
Interest expense	27	29

Income from continuing operations before income taxes	97	119
Income tax expense	36	33
Equity in earnings of affiliates	2	6

Income from continuing operations	63	92
Loss from discontinued operations		(2)

Net income	63	90
Less: Noncontrolling interests net income	4	4

Net income attributable to the parent company	59	86
Preferred stock dividend requirements		2

Net income available to common stockholders	$59	$84

Net income per share available to parent company common stockholders:
Basic:
Income from continuing operations	$0.36	$0.55
Loss from discontinued operations	$—	$(0.01)
Net income	$0.36	$0.54
Diluted:
Income from continuing operations	$0.36	$0.50
Loss from discontinued operations	$—	$(0.01)
Net income	$0.36	$0.49
Weighted-average common shares outstanding
Basic	162.1	156.7
Diluted	163.2	175.1

Dividends declared per common share	$0.06	$0.05

DANA HOLDING CORPORATION

Consolidated Statement of Operations (Unaudited)

For the Six Months Ended June 30, 2015 and 2014

(In millions except per share amounts)	Six Months Ended June 30,
	2015	2014
Net sales	$3,217	$3,398
Costs and expenses
Cost of sales	2,753	2,916
Selling, general and administrative expenses	201	213
Amortization of intangibles	9	23
Restructuring charges, net	12	12
Loss on extinguishment of debt	(2)
Other income, net	16	15

Income from continuing operations before interest expense and income taxes	256	249
Interest expense	55	59

Income from continuing operations before income taxes	201	190
Income tax expense	67	67
Equity in earnings of affiliates	3	7

Income from continuing operations	137	130
Loss from discontinued operations		(3)

Net income	137	127
Less: Noncontrolling interests net income	15	7

Net income attributable to the parent company	122	120
Preferred stock dividend requirements		5

Net income available to common stockholders	$122	$115

Net income per share available to parent company common stockholders:
Basic:
Income from continuing operations	$0.75	$0.77
Loss from discontinued operations	$—	$(0.02)
Net income	$0.75	$0.75
Diluted:
Income from continuing operations	$0.74	$0.70
Loss from discontinued operations	$—	$(0.02)
Net income	$0.74	$0.68
Weighted-average common shares outstanding
Basic	163.4	153.7
Diluted	164.6	176.0

Dividends declared per common share	$0.11	$0.10

DANA HOLDING CORPORATION

Consolidated Statement of Comprehensive Income (Unaudited)

For the Three Months Ended June 30, 2015 and 2014

(In millions)	Three Months Ended June 30,
	2015	2014
Net income	$63	$90
Less: Noncontrolling interests net income	4	4

Net income attributable to the parent company	59	86

Other comprehensive income (loss) attributable to the parent company, net of tax:
Currency translation adjustments	14	14
Hedging gains and losses	3	1
Investment and other gains and losses	(1)	3
Defined benefit plans	7	3

Other comprehensive income attributable to the parent company	23	21

Other comprehensive income (loss) attributable to noncontrolling interests, net of tax:
Currency translation adjustments	(2)	1

Other comprehensive income (loss) attributable to noncontrolling interests	(2)	1

Total comprehensive income attributable to the parent company	82	107
Total comprehensive income attributable to noncontrolling interests	2	5

Total comprehensive income	$84	$112

DANA HOLDING CORPORATION

Consolidated Statement of Comprehensive Income (Unaudited)

For the Six Months Ended June 30, 2015 and 2014

(In millions)	Six Months Ended June 30,
	2015	2014
Net income	$137	$127
Less: Noncontrolling interests net income	15	7

Net income attributable to the parent company	122	120

Other comprehensive income (loss) attributable to the parent company, net of tax:
Currency translation adjustments	(85)	2
Hedging gains and losses	2	1
Investment and other gains and losses		3
Defined benefit plans	23	10

Other comprehensive income (loss) attributable to the parent company	(60)	16

Other comprehensive income (loss) attributable to noncontrolling interests, net of tax:
Currency translation adjustments	(2)
Defined benefit plans	1

Other comprehensive income (loss) attributable to noncontrolling interests	(1)	—

Total comprehensive income attributable to the parent company	62	136
Total comprehensive income attributable to noncontrolling interests	14	7

Total comprehensive income	$76	$143

DANA HOLDING CORPORATION

Consolidated Balance Sheet (Unaudited)

As of June 30, 2015 and December 31, 2014

(In millions except share and per share amounts)	June 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$894	$1,121
Marketable securities	169	169
Accounts receivable
Trade, less allowance for doubtful accounts of $5 in 2015 and $6 in 2014	881	755
Other	110	117
Inventories	695	654
Other current assets	130	111
Current assets of disposal group held for sale		27

Total current assets	2,879	2,954
Goodwill	82	90
Intangibles	150	169
Other noncurrent assets	316	337
Investments in affiliates	195	204
Property, plant and equipment, net	1,168	1,176

Total assets	$4,790	$4,930

Liabilities and equity
Current liabilities
Notes payable, including current portion of long-term debt	$51	$65
Accounts payable	860	791
Accrued payroll and employee benefits	147	158
Taxes on income	57	32
Other accrued liabilities	187	194
Current liabilities of disposal group held for sale		21

Total current liabilities	1,302	1,261
Long-term debt	1,570	1,613
Pension and postretirement obligations	532	580
Other noncurrent liabilities	277	279
Noncurrent liabilities of disposal group held for sale		17

Total liabilities	3,681	3,750

Commitments and contingencies
Parent company stockholders’ equity
Preferred stock, 50,000,000 shares authorized, $0.01 par value, zero shares outstanding	—	—
Common stock, 450,000,000 shares authorized, $0.01 par value, 160,631,551 and 166,070,057 shares outstanding	2	2
Additional paid-in capital	2,650	2,640
Accumulated deficit	(428)	(532)
Treasury stock, at cost (7,532,298 and 1,588,990 shares)	(161)	(33)
Accumulated other comprehensive loss	(1,057)	(997)

Total parent company stockholders’ equity	1,006	1,080
Noncontrolling equity	103	100

Total equity	1,109	1,180

Total liabilities and equity	$4,790	$4,930

DANA HOLDING CORPORATION

Consolidated Statement of Cash Flows (Unaudited)

For the Three Months Ended June 30, 2015 and 2014

(In millions)	Three Months Ended June 30,
	2015	2014
Operating activities
Net income	$63	$90
Depreciation	39	41
Amortization of intangibles	4	12
Amortization of deferred financing charges	1	2
Dividends received in excess of current earnings of affiliates	8	5
Stock compensation expense	5	5
Deferred income taxes	(3)	(4)
Pension contributions, net	(4)	(3)
Change in working capital	33	48
Other, net	2	(4)

Net cash provided by operating activities (1)	148	192

Investing activities
Purchases of property, plant and equipment (1)	(60)	(59)
Purchases of marketable securities	(15)	(22)
Proceeds from sales of marketable securities	2	1
Proceeds from maturities of marketable securities	10
Proceeds from sale of business		9
Other	(1)	(1)

Net cash used in investing activities	(64)	(72)

Financing activities
Net change in short-term debt	(3)	5
Proceeds from letters of credit		12
Repayment of letters of credit		(6)
Repayment of long-term debt	(2)	(7)
Dividends paid to preferred stockholders		(2)
Dividends paid to common stockholders	(18)	(16)
Distributions paid to noncontrolling interests	(2)	(1)
Repurchases of common stock	(63)	(49)
Other	3	(1)

Net cash used in financing activities	(85)	(65)

Net increase (decrease) in cash and cash equivalents	(1)	55
Cash and cash equivalents – beginning of period	885	1,116
Effect of exchange rate changes on cash balances	10	1

Cash and cash equivalents – end of period	$894	$1,172

(1)	Free cash flow of $88 in 2015 and $133 in 2014 is the sum of net cash provided by operating activities reduced by the purchases of property, plant and equipment.

DANA HOLDING CORPORATION

Consolidated Statement of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2015 and 2014

(In millions)	Six Months Ended June 30,
	2015	2014
Operating activities
Net income	$137	$127
Depreciation	78	81
Amortization of intangibles	10	27
Amortization of deferred financing charges	2	3
Call premium on senior notes	2
Dividends received in excess of current earnings of affiliates	9	6
Stock compensation expense	8	9
Deferred income taxes	2	(5)
Pension contributions, net	(9)	(5)
Interest payment received on payment-in-kind note receivable		40
Change in working capital	(108)	(66)
Other, net	(3)	6

Net cash provided by operating activities (1)	128	223

Investing activities
Purchases of property, plant and equipment (1)	(122)	(126)
Principal payment received on payment-in-kind note receivable		35
Purchases of marketable securities	(26)	(57)
Proceeds from sales of marketable securities	12	1
Proceeds from maturities of marketable securities	16	2
Proceeds from sale of business		9
Other	(3)	3

Net cash used in investing activities	(123)	(133)

Financing activities
Net change in short-term debt	3	(5)
Proceeds from letters of credit		12
Repayment of letters of credit	(4)	(6)
Proceeds from long-term debt	18	1
Repayment of long-term debt	(58)	(19)
Call premium on senior notes	(2)
Dividends paid to preferred stockholders		(4)
Dividends paid to common stockholders	(18)	(16)
Distributions to noncontrolling interests	(3)	(2)
Repurchases of common stock	(126)	(113)
Other	1

Net cash used in financing activities	(189)	(152)

Net decrease in cash and cash equivalents	(184)	(62)
Cash and cash equivalents – beginning of period	1,121	1,256
Effect of exchange rate changes on cash balances	(43)	(22)

Cash and cash equivalents – end of period	$894	$1,172

(1)	Free cash flow of $6 in 2015 and $97 in 2014 is the sum of net cash provided by operating activities reduced by the purchases of property, plant and equipment.

DANA HOLDING CORPORATION

Segment Sales & Segment EBITDA (Unaudited)

For the Three Months Ended June 30, 2015 and 2014

(In millions)	Three Months Ended June 30,
	2015	2014
Sales
Light Vehicle	$641	$636
Commercial Vehicle	431	463
Off-Highway	279	335
Power Technologies	258	276

Total Sales	$1,609	$1,710

Segment EBITDA
Light Vehicle	$66	$76
Commercial Vehicle	36	47
Off-Highway	41	46
Power Technologies	39	39

Total Segment EBITDA	182	208
Corporate expense and other items, net	(2)	(3)

Adjusted EBITDA	$180	$205

DANA HOLDING CORPORATION

Segment Sales & Segment EBITDA (Unaudited)

For the Six Months Ended June 30, 2015 and 2014

(In millions)	Six Months Ended June 30,
	2015	2014
Sales
Light Vehicle	$1,278	$1,254
Commercial Vehicle	864	920
Off-Highway	563	676
Power Technologies	512	548

Total Sales	$3,217	$3,398

Segment EBITDA
Light Vehicle	$130	$106
Commercial Vehicle	71	91
Off-Highway	80	88
Power Technologies	77	83

Total Segment EBITDA	358	368
Corporate expense and other items, net	(2)	2

Adjusted EBITDA	$356	$370

DANA HOLDING CORPORATION

Reconciliation of Segment and Adjusted EBITDA

to Net Income (Unaudited)

For the Three Months Ended June 30, 2015 and 2014

(In millions)	Three Months Ended June 30,
	2015	2014
Segment EBITDA	$182	$208
Corporate expense and other items, net	(2)	(3)

Adjusted EBITDA	180	205
Depreciation	(39)	(41)
Amortization of intangibles	(4)	(12)
Restructuring	(11)	(3)
Stock compensation expense	(5)	(5)
Strategic transaction expenses and other items	(1)	1
Interest expense, net	(23)	(26)

Income from continuing operations before income taxes	97	119
Income tax expense	36	33
Equity in earnings of affiliates	2	6

Income from continuing operations	63	92
Loss from discontinued operations		(2)

Net income	$63	$90

DANA HOLDING CORPORATION

Reconciliation of Segment and Adjusted EBITDA

to Net Income (Unaudited)

For the Six Months Ended June 30, 2015 and 2014

(In millions)	Six Months Ended June 30,
	2015	2014
Segment EBITDA	$358	$368
Corporate expense and other items, net	(2)	2

Adjusted EBITDA	356	370
Depreciation	(78)	(81)
Amortization of intangibles	(10)	(27)
Restructuring	(12)	(12)
Stock compensation expense	(8)	(9)
Strategic transaction expenses and other items	(2)
Gain on derecognition of noncontrolling interest	5
Loss on extinguishment of debt	(2)
Recognition of unrealized gain on payment-in-kind note receivable		2
Interest expense, net	(48)	(53)

Income from continuing operations before income taxes	201	190
Income tax expense	67	67
Equity in earnings of affiliates	3	7

Income from continuing operations	137	130
Loss from discontinued operations		(3)

Net income	$137	$127

DANA HOLDING CORPORATION

Diluted Adjusted EPS (Unaudited)

For the Three Months Ended June 30, 2015 and 2014

(In millions except per share amounts)	Three Months Ended June 30,
	2015	2014

Net income attributable to parent company	$59	$86
Restructuring charges (1)	7	2
Amortization of intangibles (1)	3	10
Non-recurring items (1):
Nonrecurring tax expense	10	1
Other items		2

Adjusted net income	$79	$101

Diluted shares - as reported	163	175

Adjusted diluted shares	163	175

Diluted adjusted EPS	$0.48	$0.58

(1)	Amounts are net of associated tax effect.

DANA HOLDING CORPORATION

Diluted Adjusted EPS (Unaudited)

For the Six Months Ended June 30, 2015 and 2014

(In millions except per share amounts)	Six Months Ended June 30,
	2015	2014

Net income attributable to parent company	$122	$120
Restructuring charges (1)	8	11
Amortization of intangibles (1)	7	21
Non-recurring items (1)
Noncontrolling interests	4
Loss on extinguishment of debt	2
Nonrecurring tax expense	18	5
Other items	1	1

Adjusted net income	$162	$158

Diluted shares - as reported	165	176

Adjusted diluted shares	165	176

Diluted adjusted EPS	$0.98	$0.90

(1)	Amounts are net of associated tax effect.